Exhibit 23.2
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 15, 2010, in the Registration Statement (Form S-4) and related Prospectus of Park-Ohio Industries, Inc. for the registration of $250 million of its 8.125% Senior Notes Due 2021.
Chicago, IL
June 17, 2011
/s/ Ernst & Young LLP